Exhibit 99.1

Outset Medical Names Business Leader Dale E. Jones to Board of Directors

San Jose, CA – April 25, 2022 – Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company reducing the cost and complexity of dialysis, today announced the appointment of Dale E. Jones to its Board of Directors.

“Dale brings more than 30 years of experience in building diverse and dynamic teams to Outset at a time of exceptional growth for our team,” said Chair and CEO Leslie Trigg. “He leads with purpose and deeply understands the role values and culture play in building high-performance organizations, critical traits as we focus on transforming dialysis.”

Mr. Jones is a Senior Advisor at Diversified Search Group, and previously served as its CEO for more than eight years. He began his career in banking, before moving into executive search as a managing partner in the Atlanta office of Heidrick & Struggles International in 1999. In 2007, he relocated to Washington, D.C. to lead a philanthropic initiative, endowed by AOL founder Steve Case and his wife, Jean, that was dedicated to providing access to clean water in Africa. Mr. Jones returned to executive search in 2009, rejoining Heidrick & Struggles to serve as Vice Chairman and Partner of the CEO and Board Practice, where he consulted CEOs and corporate boards on human capital issues including recruiting, retention, succession planning, and corporate governance.

“I am inspired by the work Outset Medical is doing to improve the lives of dialysis patients and look forward to contributing to its continued growth,” said Mr. Jones. “The company has demonstrated an impressive track record of building an exceptional organization, attracting top talent and, importantly, delivering exceptional results.”

Mr. Jones serves on the boards of Northwestern Mutual, The Special Olympics, Chick-fil-A, and his alma mater, Morehouse College. He has been appointed to the compensation committee of the Outset Board.

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo Hemodialysis System, FDA-cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Investor Contact

Jim Mazzola

jmazzola@outsetmedical.com

Media Contact

Nicole Shannon

Director, Marketing Communications for Outset Medical

nshannon@outsetmedical.com